UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 13, 2011
Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4025 S. Riverpoint Parkway, Phoenix,
Arizona	85040

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:                      (480) 966-5394

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Material Compensatory Plan, Contract or Arrangement.
     Amended and Restated Employment Agreement with Gregory W. Cappelli. On April 13, 2011, Apollo Group, Inc. (the “Company”) and Mr. Gregory W. Cappelli, the Company’s Co-Chief Executive Officer, entered into an amended and restated employment agreement (the “Restated Agreement”) that replaces the existing employment agreement between the Company and Mr. Cappelli dated March 31, 2007 and subsequently amended.
     Under the Restated Agreement, the term of Mr. Cappelli’s employment agreement has been extended from April 1, 2011 to August 31, 2014. During the extended term, Mr. Cappelli will continue to serve as Co-Chief Executive Officer. For the period from April 1, 2011 to August 31, 2011, Mr. Cappelli’s base salary will increase on an annualized basis from $600,000 to $650,000. For each subsequent fiscal year within the term of the Restated Agreement, Mr. Cappelli’s annual base salary will be increased as follows:

Fiscal Year	Annual Base Salary
September 1, 2011 to August 31, 2012	$700,000
September 1, 2012 to August 31, 2013	$750,000
September 1, 2013 to August 31, 2014	$800,000
     For each fiscal year within the term of the Restated Agreement, Mr. Cappelli’s target bonus will be set at not less than 100% of his rate of base salary for that year. In addition to the cash compensation, Mr. Cappelli received the following long-term equity incentive awards under the Restated Agreement on April 13, 2011:
     - a stock option grant covering 235,000 shares of the Company’s Class A common stock with an exercise price of $39.88 per share, the closing price per share on the grant date;
     - a restricted stock unit award covering 248,000 shares of the Company’s Class A common stock (the “Base RSU Award”);
     - for the stub period between the April 2, 2011 effective date of Mr. Cappelli’s extended agreement and the close of the Company’s 2011 fiscal year, an additional restricted stock unit award covering 49,000 shares of the Company’s Class A common stock (the “Stub-Period RSU Award”); and
     - a special retention grant in the form of a restricted stock unit award covering 38,000 shares of the Company’s Class A common stock (the “Special Retention RSU Award”).
     The stock option grant will vest in 4 successive equal annual installments over Mr. Cappelli’s period of continued employment with the Company measured from the grant date and has a maximum term of 6 years. The Base RSU Award has a performance-vesting condition tied to the Company’s after-tax net income for the 2012 fiscal year, as adjusted for certain specified items. Upon the satisfaction of that performance condition, 25% of that award will vest on the last day of the 2012 fiscal year, and the balance will vest in 3 successive equal annual installments beginning with the April 13, 2013 vesting date, provided Mr. Cappelli continues in the Company’s employ through each such vesting date.

     - The Stub-Period RSU Award also has a performance-vesting condition tied to the Company’s after-tax net income for the 2012 fiscal year, as adjusted for certain specified items. Upon the satisfaction of that performance condition for the award, 50% of the award will vest on the last day of the 2012 fiscal year, and the balance will vest in 2 successive equal annual installments beginning with the April 13, 2013 vesting date, provided that Mr. Cappelli continues in the Company’s employ through each such vesting date.
     - The Special Retention RSU Award will vest in a series of annual installments over Mr. Cappelli’s continued employment with the Company’s employ through the third anniversary of the grant date.
     - Should Mr. Cappelli’s employment terminate under certain specified circumstances prior to the completion of the applicable vesting schedule for each equity award, he will receive additional months of service-vesting credit under each such award, and he will also have up to a maximum 24-month period following such termination in which to exercise the vested portion of his option grant.
     In addition, Mr. Cappelli will receive an equity award with grant-date fair value of $4.14 million at the same time as the annual awards for the Company’s other executive officers are made for the 2012 fiscal year (expected to occur in June or July 2011). The components of that additional award have not yet been determined by the Compensation Committee of the Company’s Board of Directors.
     All of the other terms and provisions that were in effect under Mr. Cappelli’s employment agreement immediately prior to the execution of the Restated Agreement, including his entitlement to cash severance payments in the event his employment terminates under certain specified circumstances, will continue in effect under the Restated Agreement.
     A copy of Mr. Cappelli’s employment agreement with the Company dated March 31, 2007 has been filed as Exhibit 10.18 to the Company’s Form 10-K for the fiscal year ended August 31, 2006 and copies of the two amendments to that agreement have been filed as exhibits the following reports of the Company: Amendment No. 1 filed as Exhibit 10.6 to the Form 10-Q for the fiscal quarter ended November 30, 2008; and Amendment No. 2 filed as Exhibit 10.1 to the current report on Form 8-K filed on April 27, 2009. A copy of Mr. Cappelli’s April 13, 2011 amended and restatement employment agreement with the Company will be filed as an exhibit to the Company’s Form 10-Q report for the fiscal quarter ending May 31, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.
April 15, 2011	By:	/s/ Brian L. Swartz
		Name:	Brian L. Swartz
		Title:	Senior Vice President and Chief Financial Officer